Exhibit 99.1

Sparton Corporation

Fiscal 2011 Second Quarter Financial Results

February 15, 2011

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you, operator. Good morning and thank you for participating in Sparton’s fiscal 2011 second quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2011 second quarter financial results, review the financial impact of the Delphi acquisition, provide an update on the status of our liquidity and capital resources, review progress to the Company’s strategic growth initiatives, and provide a brief update to the fiscal 2011 outlook. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 1:00pm EST.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2011 second quarter call. Today, we will begin by reviewing our second quarter consolidated performance.

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{Slide 4 – 2nd Quarter Consolidated Financial Results}

We are pleased to report fiscal 2011 second quarter operating income of $1.6 million and net income of $1.4 million or $0.14 per share, versus operating income of $1.5 million and net income of $3.2 million or $0.33 per share, for the second quarter of fiscal 2010. This is the sixth consecutive quarter in which the Company has posted pre-tax income, after reporting pre-tax losses for the previous 12 consecutive quarters. Included in the fiscal 2011 second quarter financials are the results of operations from the Delphi Medical Systems acquisition. Those results will be discussed in detail later in the call.

Our consolidated second quarter revenue was $46.3 million, decreasing 2% or $0.9 million from the same period in the prior year. The overall drop in revenue reflects lower sales from all of our comparable businesses reflecting decreased foreign sonobuoy sales from our DSS segment, certain program losses and customer design change delays from our EMS segment and continued softness in Medical sales at our Ohio facility. These reductions were partially offset by additional sales in the current year quarter from the acquisition of Delphi Medical.

Our gross profit in the second quarter of fiscal 2011 was $7.5 million compared to $8.1 million in the second quarter of fiscal 2010. The gross profit percentage decreased from 17% a year ago to 16% in the fiscal 2011 second quarter. Impacting the quarter over quarter gross margin was the unfavorable impact of the decreased contribution of sonobuoy sales from the Company’s DSS segment and decreased capacity utilization in the Company’s Medical and EMS segments, partially offset by the impact of plant consolidation within the EMS segment, higher margins achieved at the newly acquired Colorado Medical business and the benefits of continuous cost improvement programs across the Company.

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Selling and administrative expenses for the three months ended December 31, 2010 increased approximately $0.6 million from the prior year quarter, reflecting increased business development expenses, charges from an unfavorable arbitration award and additional expenses related to the Company’s Colorado facility, partially offset by reduced selling and administrative expenses due to the consolidation of EMS facilities during fiscal 2010 and decreased expenses related to the Company’s long-term incentive plan.

No restructuring or impairment charges were incurred in the second quarter of fiscal 2011 compared to $1.0 million of restructuring and impairment charges in the same quarter of fiscal 2010. Income tax expense of approximately $0.1 million was realized in the second quarter compared to an income tax benefit of approximately $1.9 million for the same period in the prior fiscal year. The fiscal 2010 benefit reflects the release of $2.1 million of deferred tax asset valuation allowances in relation to tax regulation changes related to carry-back provisions.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 5 – Medical Operating Results}

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Medical Device sales in the fiscal 2011 second quarter increased to $25.7 million, up 48% from the same period a year ago. However, recurring sales from our Strongsville, Ohio facility decreased $3.1 million, or 18%, in the three months ended December 31, 2010 as compared with the same quarter last year. Incremental second quarter sales from the Company’s Colorado facility of $11.4 million contributed to the overall increase in year-over-year sales. The decrease in comparable recurring sales reflects the impact to certain customer related issues to which Cary will provide more detail later in the call.

The gross profit percentage on Medical sales increased to 15% from 14% for the three months ended December 31, 2010 and 2009, respectively, and up from 10% from the previous quarter in this fiscal year. This increase in margin on Medical sales reflects the Company’s continued implementation of Lean Enterprise, its cost management efforts to mitigate decreased capacity utilization at the Company’s Strongsville, Ohio facility and higher margins achieved at the Company’s Frederick, Colorado facility.

{Slide 6 – EMS Operating Results}

EMS sales for the three months ended December 31, 2010 decreased $3.8 million as compared to the same quarter last year. This decrease primarily reflects certain program losses and customer design change delays.

The gross profit percentage on EMS sales increased to 7% for the three months ended December 31, 2010 compared to 5% for the same quarter in the prior year. The quarter over quarter comparison reflects product mix, improved performance, consolidation of EMS operations and

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an aggressive continuous improvement program, partially offset by the impact of the overall decrease in sales volume.

{Slide 7 – DSS Operating Results}

DSS sales for the three months ended December 31, 2010 decreased by $5.8 million from the second quarter of last fiscal year, reflecting decreases in sonobuoy sales to foreign governments and in engineering sales revenue, as well as slightly lower U.S. Navy sonobuoy production in the current year quarter. Partially offsetting these reductions were increased digital compass sales.

The gross profit percentage on DSS sales for the three months ended December 31, 2010 was 23% compared to 26% for the three months ended December 31, 2009. While the Company continues to realize elevated margins on the production of U.S. Navy sonobuoys, gross profit percentage in the current year quarter was negatively impacted by decreased overall sales, particularly decreased sales to foreign governments as compared to the prior year period.

{Slide 8 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at December 31, 2010 is our Industrial Revenue Bonds with the State of Ohio of approximately $1.8 million. During the quarter ended December 31, 2010, the Company made total principal and interest payments of $0.1 million. Our debt to equity ratio on December 31, 2010 remained at .03 to one.

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As of December 31, 2010, the Company had $30 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at December 31, 2010.

Summarizing our cash flows for the six months ended December 31, 2010, operating activities provided $6.0 million of net cash flows. Excluding changes in working capital, operating activities provided $4.8 million in the first half of fiscal 2011, reflecting the Company’s operating performance during the period. Changes in working capital provided $1.2 million of net cash flows in the first half of fiscal 2011, primarily reflecting reduced working capital requirements related to lower sequential quarterly sales volumes and the Company’s continued inventory management efforts, particularly in relation to the Colorado facility’s acquired inventory. Additionally contributing to the positive working capital cash flows were the collection of advance billings related to the U.S. navy contracts during the six month period in excess of the funding of production under those contracts. Partially offsetting these sources was the initial working capital funding related to the Company’s newly acquired Colorado facility as well as a funding of a pension contribution during the period.

Cash flows used in investing activities in the six months ended December 31, 2010 totaled $6.6 million. The fiscal 2011 first half reflects the acquisition of certain assets of Delphi Medical. The consideration paid of $8.4 million is net of assumed employee accrual adjustments. The purchase was financed entirely through the use of Company cash. Capital expenditures for the six months ended December 31, 2010 were approximately $1.4 million. Partially offsetting these outflows was $3.2 million of cash received from the dissolution of the EPA trust in October 2010.

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I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

{Slide 9 – SMS Colorado 2nd Quarter Financial Results}

I would like to spend some time addressing two items related to our Medical business: the recent revenue decreases seen within our legacy Medical business and the positive results related to the successful integration of Delphi Medical.

As Greg previously mentioned, our legacy Medical sales have decreased this quarter as compared to the same period last year, a trend that we have been experiencing for the last few quarters. As sales have decreased, we have initiated cost containment measures to help ensure we are performing at the expected levels of profitability and Strongsville has enacted a number of operational right-sizing actions that has them now operating at a 14% gross margin – well within our targeted range. As for the revenue decline in our Strongsville facility, there have been three major customer issues that have primarily impacted the overall softening, with one customer that suspended production to make product enhancement modifications, a second customer who moved their production back into their own manufacturing footprint, and a third customer who right-sized their inventories due to market softening and a primary working capital initiative.

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The customer who suspended their production, due to a technical issue in their design late last year, has resumed manufacturing during the past few months. Unfortunately, due to their delay in getting their product back into the field, they lost market share to their competition and, although we are now producing this program again, we do not expect them to return to the same production levels as before.

The second customer made the decision to move production of their product back to their manufacturing facility in order to utilize their own open capacity. We opened negotiations to entice them to remain and it became apparent that capacity utilization on their end was the driver and not price. We do not expect this product to return.

The third customer, our largest customer in the Medical segment, went through an inventory right-sizing for a variety of reasons. Since our last call, I have personally met with their top supply chain executives to understand the changes in their demand over the past few months and to assess what the future months entail. Like many large OEMs, they have seen a reduction in overall spending for capital equipment in the U.S. market place. Coupled with this customer’s corporate initiative to reduce primary working capital, the Strongsville location has been hurt by reduced orders for two of the six products that we manufacture for them. Based on these conversations, I anticipate that this customer’s ordering pattern will eventually return to previous levels as they have initiated a number of new sales programs in countries outside of the U.S. Unfortunately, we believe that the increase in sales in the second half with this customer will not make up the shortfall already incurred over the last two quarters.

In each case, although these events were not directly attributable to Sparton performance issues, it highlights the need to continue to aggressively enhance our growth efforts by increasing our

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new business opportunity funnel, continuing to diversify our customer base and targeting customers through our go-to-market strategy that do not have any in-house manufacturing capability.

Offsetting the reduced volume in Strongsville are the strong results seen at our newly acquired Colorado facility. We are pleased with the operational progress we have made since the acquisition from Delphi Medical Systems in August of this fiscal year. This strategic addition to our Medical business has provided a solid contribution to sales and became accretive to earnings in the second quarter of fiscal 2011, a quarter ahead of our initial expectations.

The operations of SMS Colorado are included in the consolidated operating results for fiscal 2011 from the August 6, 2010 date of acquisition. SMS Colorado reported second quarter net sales of $11.4 million, gross profit of $1.8 million or 16%, and operating income of $1.1 million.

On a pro-forma basis, the revenue for the current and prior comparable full quarters increased to $11.4 million from $7.0 million for the quarters ended December 31, 2010 and 2009, respectively. The gross margin percent has increased from a negative 1% for the fiscal 2010 second quarter to 16% for the current year second quarter. SMS Colorado enhanced its profitability by initiating certain actions designed to reduce costs as part of the 100-day integration plan. The workforce at this location has been reduced by approximately 18% since acquisition and, additionally, the Company consolidated the Colorado operations from two facilities to one during the first quarter, terminating the lease for the exited building as of November 1, 2010.

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Again, we are pleased at the speed by which we have been able to execute on our cost savings initiatives as part of our 100-day plan, having surpassed our internal timeline for the facility consolidation as well as the level and timing of its profitability.

{Slide 10 – Growth Investments}

With the initial phase of the turnaround complete, our primary area of focus is achieving profitable growth. We have identified three key investment categories that are being used to drive our growth strategy. The first being mergers and acquisitions, the second internal research and development, and the third being enhanced business development. In support of these investments, the new product launch and business development efforts are being supported by a new marketing initiative.

We have had success with the first acquisition, Delphi Medical, as the results and strategic implications of this deal have been nothing but positive. We continue to look for other opportunities that fit into our overall growth strategy and we will continue to work on adding compatible and complementary businesses to our portfolio in the years to come.

The internal research and development effort is also progressing well. Where the Company had previously not invested in any internal research and development before this year, we believe that developing our own proprietary products that can be sold into existing and new channels could enhance our profitability and place further barriers around the Company. To that end, we anticipate that the development of a new digital compass will be completed later this year with a launch of the whole digital compass product line at the AUVSI trade show in Washington, DC from August 16th-19th. Also, market studies have been completed or are underway that are

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highlighting the selling potential of other products we could develop that would feed into new and existing markets in the coming years as well.

Lastly, we have made a significant investment in building up our business development effort by increasing headcount and implementing a new marketing initiative in this fiscal year. To facilitate organic growth, we have added eight more people to work directly on new business development activities throughout all our business segments within the past six months. In order to help support that selling effort, we have also embarked on a new marketing initiative to refresh our brand and to target the right customers with the right message.

{Slide 11 – Marketing Initiative}

At the MD&M West 2011 show in Anaheim last week, Sparton unveiled its new brand, look and marketing and communication platform that will better articulate the outstanding levels of expertise, knowledge and service we make available to all of our customers.

We have refreshed our logo, tagline, and font to form a strong contemporary style that says this is a technology company showing strength and a unique style, the perfect representation for Sparton. The logo symbolizes a number of things – the spherical design indicates our global manufacturing and global customer presence; the six grey parts of the sphere represent our six corporate values and the six modules of our Sparton Production System; and the red part represents how the customer is introduced into our values and systems.

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Also, we have modified our approach to the market place by focusing on customers that fall under four main marketing classifications: Defense & Security, Navigation & Exploration, Medical, and Complex Systems.

Utilizing a common branding platform, the new trade show booth was designed to allow for multiple size configurations and themed messaging based on the industry we’re targeting. Further, in preparation for the MD&M West show, we have refreshed and enhanced the Corporate, Medical, and Complex System brochures and customer presentations with our new look and feel. Finally, the website will also have the new look with the content, format, and functionality changing in the coming weeks.

Between the marketing effort, the addition of our business development personnel, and the heightened levels of operational performance, we have already seen a significant increase in new business opportunities with existing and new customers. When we began the implementation of our growth initiatives in July, we had a new business opportunity funnel of close to zero and it is now approaching $150 million. This fiscal year alone, excluding any U.S. Navy production or engineering contracts, we have been awarded $9.8 million of new fiscal 2011 business across all three business segments, with most of it from brand new customers.

{Slide 12 – Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for the rest of fiscal 2011.

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We continue to be focused on the successful implementation of our strategic growth plan. The Company introduced a new marketing initiative last week at an industry trade show in Anaheim, California and is scheduled to attend nine additional industry trade shows over the next twelve months. Having recently expanded our business development resources, we are well positioned to leverage this increased market exposure to complement our continued operational success during fiscal 2011 and beyond. An integral part of our growth plan is the pursuit of acquisition targets that complement Sparton’s strategic direction, and we are continuously evaluating new opportunities.

{Slide 13 – Welcome to a New Era}

I continue to be excited about the Company’s current position for future growth and look forward to reporting on future successes.

Many great things are happening . . . the new era continues and we thank you for your support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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